Amended and Restated
Certificate of Designations
of
Series A Noncumulative Perpetual Preferred Stock
of
Capitol Bancorp Ltd.

(Pursuant to Section 450.1302 of the Michigan Business Corporation Act)

Capitol Bancorp Ltd. (the “Corporation”), a corporation organized and existing under the Michigan Business Corporation Act, as amended (the “Michigan Act”), hereby certifies that, pursuant to authority granted by Article III of the Articles of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 450.1302 of the Michigan Act, the Board of Directors of the Corporation has adopted the following resolutions, at a meeting duly called and held on April 29, 2010:

WHEREAS, the Board of Directors of the Corporation (the “Board”), at a meeting of the Board on July 20, 2009 did duly adopt resolutions authorizing the issuance of up to 700,000 shares of preferred stock to be designated as Series A Noncumulative Convertible Perpetual Preferred Stock (the “Initial Series A Preferred”) to have the designations, rights, preferences, powers, restrictions and limitations as set forth in the Corporation’s Certificate of Designations of Series A Noncumulative Convertible Perpetual Preferred Stock filed with the Michigan Department of Labor and Economic Growth on July 20, 2009;

WHEREAS, no shares of the Initial Series A Preferred have been issued nor will any shares be issued subject to the Certificate of Designations previously filed with respect to the Initial Series A Preferred;

WHEREAS, the Board wishes to amend and restate the designations, rights, preferences, powers, restrictions and limitations of the Initial Series A Preferred in their entirety;

NOW THEREFORE, BE IT RESOLVED, that there is hereby established a series of Preferred Stock, no par value per share, and the designation and certain terms, powers, preferences and relative, participating and other rights and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

1. Designation. The designation of the series of preferred stock shall be “Series A Noncumulative Perpetual Preferred Stock” (the “Series A Preferred”).  Each share of the Series A Preferred shall be identical in all respects to every other share of the Series A Preferred. The Series A Preferred will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

2. Number of Shares.  The number of authorized shares of the Series A Preferred will initially be 700,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of the Series A Preferred then outstanding) by further resolution duly adopted by the Board of Directors or any other duly authorized committee thereof and by the filing of an amendment pursuant to the provisions of the Michigan Act stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred.

3. Definitions.  As used herein with respect to the Series A Preferred:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Business Day” means any weekday that is not a legal holiday in Lansing, Michigan and is not a day on which banking institutions in Lansing, Michigan are authorized or required by law or regulation to be closed.

(d) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(e) “Certificate of Designations” means this certificate of designations for the Series A Preferred.

(f) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose. For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the

Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(g) “Common Stock” means the common stock of the Corporation, no par value per share, or any other shares of the capital stock of the Corporation into which such shares of the common stock shall be reclassified or changed.

(h) “Current Market Price” per share of the Common Stock on any day means the average of the VWAP per share of the Common Stock on each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

(i) “Depository Company” shall have the meaning set forth in Section 14(e).

(j) “Dividend Payment Date” shall have the meaning set forth in Section 4(a).

(k) “Dividend Period” shall have the meaning set forth in Section 4(a).

(l) “Dividend Record Date” shall have the meaning set forth in Section 4(a).

(m) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of the Common Stock or other securities trade without the right to receive an issuance or distribution.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exchange Property” has the meaning set forth in Section 10(a).

(p) “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(q) “Holder” means the Person in whose name the shares of the Series A Preferred are registered, which may be treated by the Corporation, Transfer Agent, Registrar, and paying agent as the absolute owner of the shares of the Series A Preferred for the purpose of making payment and for all other purposes.

(r) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(s) “Market Disruption Event” means any of the following events that has occurred:

(A) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of the Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to the Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(B) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of the Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(C) the failure to open the Relevant Exchange on which futures or options contracts relating to the Common Stock, are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

(t) “Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series A Preferred in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(u) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(v) “Redemption Notice” has the meaning set forth in Section 14(b).

(w) “Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred, and its successors and assigns.

(x) “Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

(y) “Reorganization Event” has the meaning set forth in Section 10(a).

(z) “Rights Offering” means any distribution by the Corporation to holders of its Common Stock of rights to subscribe for and purchase shares of the Common Stock.

(aa) “Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series A Preferred as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(bb) “Series A Liquidation Price” shall be the meaning set forth in Section 5(a).

(cc) “ Series A Preferred” shall have the meaning set forth in Section 1.

(dd) “Trading Day” means, for purposes of determining a VWAP or Closing Price per share of the Common Stock or a Closing Price, a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

(ee) “Transfer Agent” means the Corporation acting as Transfer Agent, Registrar and paying agent for the Series A Preferred, and its successors and assigns.

(ff) “VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any other duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative cash dividends, payable quarterly in arrears on the last day of each March, June, September and December; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of the Series A Preferred will accrue on the liquidation preference of $100.00 per share at a rate per annum equal to 6.0%. The record date for payment of dividends on the Series A Preferred will be such record date fixed by the Board of Directors or any duly authorized committee thereof that is not more than 45 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends.  If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred or any other series of preferred stock or common stock are declared for any subsequent Dividend Period.  References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends.  So long as any share of the Series A Preferred remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series A Preferred have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Corporation will not, during such Dividend Period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Junior Stock, or make any guarantee payment with respect thereto, other than:

(A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(B) purchases of shares of the Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(C) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock; or

(D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Corporation where the dividend stock being paid is the same stock as that on which the dividend is being paid or involves a distribution of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Corporation.

Except as provided below, for so long as any share of the Series A Preferred remains outstanding, if dividends are not declared and paid in full upon the shares of the Series A Preferred and any Parity Stock, all dividends declared upon shares of the Series A Preferred and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of the Series A Preferred and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

5. Liquidation Rights.

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Series A Preferred upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100.00 per share of the Series A Preferred, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared (the “Series A Liquidation Price”). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions.  If the respective aggregate liquidating distributions to which all of the Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or other Reorganization Event shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; provided, however, that a Fundamental Change shall be deemed to constitute such a liquidation.

6. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(A) any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(B) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(C) any reclassification of the Common Stock into securities including securities other than the Common Stock;

(each of which is referred to as a “Reorganization Event”); each share of Series A Preferred outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of the Common Stock into which the share of the Series A Preferred would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b) Exchange Property Election. In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election).

(c) Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of

Section 9 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) Reorganization Event Notice. The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

7. Voting Rights.  The Holders shall not be entitled to vote on any matter except as specifically required by the Michigan Act.

8. Preemption.  The Holders shall not have any rights of preemption.

9. Rank. Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Senior Stock, Junior Stock or Parity Stock.

10. Repurchase; Call.

(a) The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, in whole or in part, the shares of the Series A Preferred at the time outstanding, at any time on or after the three (3) year anniversary date of the Series A Original Issue Date, upon notice given as provided in this Section 14(b) below. The redemption price for shares of the Series A Preferred shall be equal to the Series A Liquidation Price for such shares of the Series A Preferred.

(b) Notice of every redemption of shares of the Series A Preferred shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least forty-five (45) days and not more than sixty (60) days before the date fixed for redemption (each a “Redemption Notice”). Any Redemption Notice mailed as provided in this Section 14(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such Redemption Notice by mail, or any defect in such Redemption Notice or in the mailing thereof, to any holder of shares of the Series A Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred. Each Redemption Notice shall state (i) the redemption date; (ii) the number of shares of the Series A Preferred to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series A Preferred is held in book-entry form through The Depository Trust Company, the Corporation may give such Redemption Notice in any manner permitted by The Depository Trust Company.

(c) In case of any redemption of only part of the shares of the Series A Preferred at the time outstanding, the shares of the Series A Preferred to be redeemed shall be selected either pro rata from the Holders of record of the Series A Preferred in proportion to the number of the Series A Preferred held by such Holders or by lot or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 12, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred shall be redeemed from time to time.

(d) If a Redemption Notice relating to any redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depository Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depository Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e) Shares of the Series A Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Michigan) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

11. Unissued or Reacquired Shares. Shares of the Series A Preferred not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

12. No Sinking Fund.  Shares of the Series A Preferred are not subject to the operation of a sinking fund.

13. Transfer Agent, Registrar and Paying Agent.  The duly appointed Transfer Agent, Registrar and paying agent for the Series A Preferred shall be designated by the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

14. Replacement Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

15. Taxes.

(a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of the Series A Preferred or shares of the Common Stock or other securities issued on account of the Series A Preferred pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of the Series A Preferred, shares of the Common Stock or other securities in a name other than that in which the shares of the Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of the Series A Preferred be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

16. Notices.  All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 200 Washington Square North, Lansing, Michigan 48933 (Attention: Corporate Secretary), or other agent of the Corporation designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

In Witness Whereof, the undersigned have signed and attested this Certificate of Designations on the 30 day of June, 2010.

Capitol Bancorp Ltd.

By:            /s/ Cristin K. Reid
Name:       Cristin K. Reid
Title:         Corporate President